Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of August 6, 2008 between Investment Technology Group, Inc., a Delaware corporation (the “Company”), and Robert C.  Gasser (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement on September 15, 2006 (the “Prior Agreement”); and

WHEREAS, the parties now wish to amend the Prior Agreement to provide that payments due to the Executive under the Prior Agreement upon the Executive’s termination of employment will be compliant with the applicable requirements of section 409A of the Code (as defined below) and the regulations promulgated thereunder, to cause the payments and benefits to which the Executive may become entitled following a change in control to substantially conform to the payments and benefits to which other senior executive employees are entitled under existing change in control agreements with the Company, and to make certain other desired changes.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01       Definitions.  For purposes of this Agreement, the following terms have the meanings set forth below:

“Board” means the Board of Directors of the Company.

“Cause” means the occurrence of any one or more of the following: (i) the Executive’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; (ii) gross negligence in the performance of the Executive’s duties which results in material financial harm to the Company; (iii) the Executive’s conviction of, or plea of guilty or nolo contendere to, any crime involving the personal enrichment of the Executive at the expense of the Company, or any felony; (iv) the Executive’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; or (v) the Executive’s willful violation of any material provision of the Company’s code of conduct.  For purposes of this definition, no act or failure to act, on the part of the Executive, shall be considered “ willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Company, or the Executive is grossly negligent.

“Change in Control” means and shall be deemed to have occurred:

(a)           if any person (within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing thirty-five percent (35%) or more of the total voting power of all the then-outstanding Voting Securities; or

(b)           if the individuals who, as of the date hereof, constitute the Board, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of the date hereof or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(c)           upon consummation of a merger, consolidation, recapitalization or reorganization of the Company, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company other than (A) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than fifty percent (50%) of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (B) any such transaction which would result in a Related Party beneficially owning more than fifty percent (50%) of the voting securities of the surviving or transferee entity outstanding immediately after such transaction; or

(d)           upon consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets, other than any such transaction which would result in a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by the Company immediately prior to the transaction; or

(e)           if the stockholders of the Company approve a plan of complete liquidation of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

“Confidential Information” means information that is not generally known to the public and that was or is used, developed or obtained by the Company or its Subsidiaries in connection with their business and which constitutes trade secrets or information which the Company has made reasonable efforts to protect.  It shall not include information (i) required to be disclosed by court or administrative order; (ii) lawfully obtainable from other sources or which is in the public domain through no fault of the Executive; or (iii) the disclosure of which is consented to in writing by the Company.

“Good Reason” means as follows:

(a)           Prior to a Change in Control, “Good Reason” means, without the Executive’s written consent, (i) the material diminution of the Executive’s duties, responsibilities, powers or authorities, including the assignment of any duties and responsibilities inconsistent with his position as President and Chief Executive Officer; (ii) the removal of the Executive from his office as Chief Executive Officer; (iii) the failure to obtain a written assumption of the employment agreement by any person acquiring all or substantially all of the assets of the Company, whether effected by purchase of shares, purchase of assets, merger or otherwise, prior to such acquisition; (iv) a material reduction by the Company of the Executive’s Base Salary in effect on the date hereof, or as the same shall be increased from time to time, unless such reduction applies on substantially the same percentage basis to all executive officers of the Company generally, (v) written notice to Executive from the Company to stop the automatic renewal of the Employment Period pursuant to Section 2.01 hereof; provided that the Executive is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company, (vi) material breach by the Company of the terms of this Agreement, or (vii) relocation of the Executive’s principal place of business to a location more than fifty (50) miles from its current location; provided, however, that for any of the foregoing to constitute Good Reason, the Executive must provide written notification of his intention to resign within sixty (60) days after the Executive knows or has reason to know of the occurrence of any such event or condition, and, the Company shall have had thirty (30) business days from the date of receipt of such notice to effect a cure of the event or condition constituting Good Reason and shall have failed to do so and the Executive actually resigns from employment within the sixty (60) day period following the expiration of the foregoing cure period.  In the event of a cure of such event or condition constituting Good Reason by the Company, such event or condition shall no longer constitute Good Reason.

(b)           On or after a Change in Control, “Good Reason” means, without the Executive’s express written consent, the occurrence on or after a Change in Control of the Company of any one or more of the following:

(i)            (A) the removal of the Executive from his office as Chief Executive Officer, or (B) a material reduction of the Executive’s primary functional authorities, duties, or responsibilities as President and Chief Executive Officer of the Company from those in effect immediately prior to the Change in Control or the assignment of duties to the Executive inconsistent with those of President and Chief Executive Officer of the Company, other than an insubstantial and inadvertent reduction or assignment that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)           the Company’s requiring the Executive to be based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location or office immediately prior to the Change in Control;

(iii)          a material reduction by the Company of the Executive’s Base Salary in effect on the date hereof, or as the same shall be increased from time to time, unless such reduction applies on substantially the same percentage basis to all employees of the Company generally;

(iv)          a material reduction in the Executive’s participation in, any of the Company’s annual incentive compensation plans in which the Executive participates prior to the Change in Control unless such failure applies to all plan participants generally;

(v)           the failure of the Company to obtain the assumption of the obligations contained herein by any successor;

(vi)          a material breach of this Agreement by the Company; or

(vii)         written notice to Executive from the Company to stop the automatic renewal of the Employment Period pursuant to Section 2.01 hereof; provided that the Executive is willing and able to execute a new contract providing terms and conditions substantially similar to those in this Agreement and to continue providing services to the Company;

provided, however, that for any of the foregoing (i) through (vii) to constitute Good Reason, the Executive must provide written notification of his intention to resign within thirty (30) days after the Executive knows or has reason to know of the occurrence of any such event or condition, and, the Company shall have had thirty (30) business days from the date of receipt of such notice to effect a cure of the event or condition constituting Good Reason and shall have failed to do so and the Executive actually resigns from employment within the eighteen (18) month period following the Change in Control as provided in Section 5.03.  In the event of a cure of such event or condition constituting Good Reason by the Company, such event or condition shall no longer constitute Good Reason.  A termination of employment by the Executive within the eighteen (18) month period following a Change in Control shall be for a Good Reason if one of the occurrences specified above shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

On or after a Change in Control, for purposes of this Agreement, it shall be a material breach of this Agreement by the Company if the Company decreases the sum of the Executive’s base salary and target annual cash incentives as in effect immediately prior to a Change in Control, by more than ten percent (10%).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, an estate, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Permanent Disability” means those circumstances under which the Executive is determined to be eligible to receive disability benefits under the Company’s long-term disability plan or program, or, in the absence of such a plan or program, “Disability” will be as defined in Section 22(e)(3) of the Code.

“Related Party” means (i) a Subsidiary of the Company; (ii) an employee or group of employees of the Company or any Subsidiary of the Company; (iii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned Subsidiary of the Company; or (iv) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, fifty percent (50%) or more of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or combination thereof; or (ii) if a partnership, limited liability company, association or other business entity, fifty percent (50%) or more of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons will be deemed to have a fifty percent (50%) or more ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons are allocated fifty percent (50%) or more of partnership, limited liability company, association or other business entity gains or losses or control the managing director or member or general partner of such partnership, limited liability company, association or other business entity.

“Voting Securities or Security” means any securities of the Company which carry the right to vote generally in the election of directors.

ARTICLE 2

EMPLOYMENT

SECTION 2.01       Employment.  The Company shall employ the Executive, and the Executive shall accept employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on October 4, 2006 (the “Start Date”) and ending as provided in Section 5.01 (the “Employment Period”); provided that the Employment Period shall automatically be extended for periods of one-year unless either party gives written notice to the other party at least 90 days prior to the end of the Employment Period or at least 90 days prior to the end of any one-year renewal period that the Employment Period shall not be further extended.

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01       Position and Duties.  During the Employment Period, the Executive shall serve as Chief Executive Officer and President of the Company and shall have all duties, authority and responsibilities normally incident to such position.  In such capacity, the Executive shall report to the Board and shall have such responsibilities, powers and duties as may from time to time be prescribed by the Board; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such position at comparable companies.  During the Employment Period, the Executive shall devote substantially all of his working time and efforts to the business and affairs of the Company and its Subsidiaries.  The Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or for-profit organization not related to the business of the Company or its Subsidiaries, whether for compensation or otherwise, without prior written consent of the Board, such consent not to be unreasonably withheld; provided that the foregoing shall not be construed as preventing the Executive from serving on civic, educational, philanthropic or charitable boards or committees, maintaining his personal investments, or, serving with the prior written consent of the Board, in its sole discretion, on corporate boards.

SECTION 3.02       Board Seat.  On the Start Date, the Company caused the Executive to be elected to the Board, and the Executive serves as a member of the Board.  During the Employment Period, the Company shall use its best efforts to cause the Executive to be nominated and reelected to the Board.

SECTION 3.03       Executive Representations.  The Executive hereby represents and warrants to the Company that he is not subject or a party to any employment agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction of any nature whatsoever which would prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to the Executive by the Company.  Further, the Company expects the Executive not to, and the Executive hereby acknowledges and agrees that he will not, use any proprietary or confidential information of any prior employer in the performance of his duties for the Company.

ARTICLE 4

BASE SALARY, BONUS AND BENEFITS

SECTION 4.01       Base Salary.  During the Employment Period, the Executive’s  base salary will be $750,000 per annum (the “Base Salary”); provided that for the period from the Start Date through December 31, 2006, the Executive was paid an aggregate of $250,000.  The Executive’s Base Salary shall be reviewed periodically for increase, but not decrease, by the Compensation Committee of the Board (the “Committee”) pursuant to the Committee’s normal performance review policies for senior level executives; provided that no provision of this Agreement shall prohibit a reduction in the Executive’s Base Salary as part of an across the board reduction in the base salaries of executive officers generally, so long as such reduction applies on substantially the same percentage basis to all executive officers of the Company generally.  The Base Salary will be payable in accordance with the normal payroll practices of the Company.

SECTION 4.02       Bonuses.  In addition to the Base Salary, during the Employment Period, the Executive received or shall be eligible to receive bonus payments as follows: (a) For the period from the Start Date through December 31, 2006, the Executive received a guaranteed bonus of $520,000; (b) For the 2007 calendar year, the Executive was eligible to receive a performance bonus of up to a maximum of $1,575,000 based upon attainment of performance objectives established by the Committee in accordance with Exhibit B hereto; (c) For the 2008 calendar year and each calendar year thereafter, the Executive shall be eligible to receive a performance bonus subject to attainment of performance objectives to be established by the Committee pursuant to the terms of the Company’s Amended and Restated Pay-for-Performance Incentive Plan, as may be further amended, or under any replacement or successor plan and the requirements (if any) to qualify as “performance-based” compensation under section 162(m) of the Code.  In addition, the Executive shall be eligible to receive such other performance-based, discretionary or other bonuses as the Committee may determine, in its sole and absolute discretion.  The Executive’s guaranteed bonus hereunder was paid prior to December 31, 2006.  Performance bonuses, if any, shall be paid on or after January 1 but before March 15 of the calendar year following the calendar year for which the performance bonus is earned.

SECTION 4.03       Equity Awards.

(a)           Contemporaneously with the Executive’s Start Date, the Executive was granted 31,250 restricted stock units (“RSUs”), which number of RSUs represented 6,250 RSUs for the period October 4, 2006 through December 31, 2006 and 25,000 RSUs for the 2007 calendar year.  The foregoing RSUs shall vest in three equal annual installments commencing on the first anniversary of the date of grant; provided that the performance objective established by the Committee in accordance with Exhibit B hereof is satisfied.  The RSUs shall be subject in all respects to terms of the Restricted Share Agreement by and between the Company and the Executive dated as of the Start Date and in substantially the form provided to the Executive and the Company’s 1994 Stock Option and Long-Term Incentive Plan, as amended and restated.

(b)           Contemporaneously with the Executive’s Start Date, the Executive was granted a nonqualified stock option to purchase a number of shares of the Company’s common stock equal to a Black Scholes value for the option of $1,156,000, which represented $231,000 for the period October 4, 2006 through December 31, 2006 and $925,000 for the 2007 calendar year.  The foregoing option shall become exercisable in three equal annual installments commencing on the first anniversary of the date of grant and shall be subject in all respects to the terms of the Stock Option Agreement by and between the Company and the Executive dated as of the Start Date and in substantially the form provided to the Executive and the Company’s 1994 Stock Option and Long-Term Incentive Plan, as amended and restated.  In the event of a Change in Control at a time when the Executive is employed by the Company (including all Subsidiaries), the Option shall become fully vested and exercisable and shall remain exercisable until 5:00 pm, Eastern time, on the fifth anniversary of the Start Date, without regard to whether the Executive’s employment with the Company or any of its Subsidiaries continues after such Change in Control.

(c)           On March 24, 2008, the Executive was granted RSUs representing a number of shares of the Company’s common stock equal to $925,000 and on January 2, 2008, the Executive was granted an additional nonqualified stock option grant representing a number of shares of the Company’s common stock equal to a Black Scholes value for the option of $925,000, in each case based on the current stock price of a share of Company common stock on the date of grant.  The foregoing RSU grant shall vest according to performance objectives established by the Committee and in accordance with the requirements of section 162(m) of the Code relating to the “performance-based” compensation (if any) and shall be subject to terms of the agreement pursuant to which it is granted (which shall reflect the provisions hereof) and the Company’s 2007 Omnibus Equity Compensation Plan (the “2007 Equity Compensation Plan”).  The foregoing nonqualified stock option grant shall vest and become exercisable, as applicable, in equal annual installments over the three-year period commencing on the first anniversary of the date of grant and shall be subject in all respects to terms of the agreement pursuant to which it is granted (which agreement shall reflect the provisions hereof) and the 2007 Equity Compensation Plan.

(d)           For calendar years during the Employment Period following the 2008 calendar year, the Executive shall be eligible to receive equity awards as and when equity awards are granted to senior officers generally, with the amount and terms of such awards determined on the same bases as awards granted to senior officers generally.

(e)           All equity awards granted to the Executive shall be subject in all respects to the Company’s Net Share Retention Program.

SECTION 4.04       Benefits.  The Executive shall be eligible for the following benefits during the Employment Period:

(a)           participation in such retirement, medical, life insurance and disability insurance coverages and fringe benefit plans and programs as are, or may during the Employment Period be, made available generally for other senior executive officers of the Company, subject in all respects to the terms of the applicable plans and programs, as in effect from time to time;

(b)           participation in the Company’s Stock Unit Award Program, pursuant to which the Executive may elect to defer a part of his Base Salary and bonus compensation, subject in all respect to the terms of the plan; and

(c)           up to a maximum of five (5) weeks of paid vacation annually during the Employment Period, in accordance with the Company’s vacation policy.

SECTION 4.05       Expenses.  The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses (“Reimbursable Expenses”), subject to the Company’s requirements with respect to reporting and documentation of expenses.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01       Term.  Subject to the renewal provisions of Section 2.01, the Employment Period will terminate on December 31, 2009; provided that (a) the Employment Period shall terminate prior to such date upon the Executive’s death, and (b) the Employment Period may be terminated by either party at any time pursuant to this Article 5.

SECTION 5.02       Termination for Good Reason or Without Cause Prior to a Change in Control.  If the Employment Period shall be terminated prior to a Change in Control (a) by the Executive for Good Reason or (b) by the Company not for Cause, in either case subject to the Executive’s execution and non-revocation of a Release (as defined below), the Executive shall be provided solely:

(i)            an amount equal to the Executive’s Base Salary payable through the Date of Termination,

(ii)           the amount of the Executive’s Base Salary at the rate in effect on the Date of Termination (before any reduction thereof giving rise to Good Reason) plus an amount equal to the average annual bonus paid or payable to Executive under Section 4.02 hereof with respect to the three calendar years preceding the calendar year in which the Date of Termination occurs.  If the number of calendar years during which the Executive has been employed by the Company prior to the calendar year of the Date of Termination is less than three, then the foregoing average shall be based on the annual bonuses paid or payable to the Executive for the actual number of calendar years during which the Executive was employed by the Company preceding the calendar year of termination.  In addition, for purposes of the foregoing calculation only, the Executive’s bonus with respect to the 2006 calendar year shall be deemed to be $1,575,000,

(iii)          a pro rated portion of the bonus for the calendar year in which the Executive’s Date of Termination occurs, determined by multiplying the full year bonus that would otherwise have been payable to the Executive based upon the achievement of applicable performance objectives by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365,

(iv)          all outstanding options held by the Executive that are vested as of the Date of Termination shall remain exercisable by the Executive until the earlier of the first anniversary of the Date of Termination or the expiration of the option term in accordance with the terms of the Company’s 1994 Stock Option and Long-Term Incentive Plan, as amended and restated, the 2007 Equity Compensation Plan, or under any replacement or successor plan,

(v)           as to all outstanding equity awards held by the Executive as of the Date of Termination that are not vested, the Executive shall continue to vest in those equity awards as if he had remained employed by the Company through the first anniversary of the Date of Termination and any performance objectives applicable to awards granted and performance periods that began prior to January 2, 2009 were deemed satisfied as of the Date of Termination and any outstanding options that vest during the one-year period following the Date of Termination shall remain exercisable until the earlier of one-year period following the applicable vesting date or the expiration of the option term,

(vi)          continued medical coverage at the level in effect at the Date of Termination (or generally comparable coverage) for himself and, where applicable, his spouse and dependents, on the same terms as such coverage is available to employees generally, as the same may be changed from time to time for employees generally, as if Executive had continued in employment, until the end of the one (1) year period following the Date of Termination.  The COBRA health care continuation coverage period under section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the period of continued coverage following the Date of Termination, and

(vii)         the Executive’s entitlements under any other benefit plan or program, including but not limited to, accrued, unused vacation, shall be as determined thereunder, except that severance benefits shall not be payable under any other plan or program.  In addition, promptly following any such termination, the Executive shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination.

The amount described in clause (i) of this Section 5.02 will be paid within thirty (30) days following the date the Employment Period terminates and will be paid in accordance with the Company’s normal payroll practices.  The amount described in clause (ii) of this Section 5.02 less two times the dollar limit in effect under section 401(a)(17) of the Code for the calendar year in which the Executive’s termination occurs will be paid in a lump sum within thirty (30) days following the Date of Termination and the remaining amount will be paid in installments over the 12-month period following the Date of Termination, with payments commencing within thirty (30) days following the Date of Termination. The amount described in clause (iii) above will be paid at the time provided and in accordance with the applicable terms of the annual bonus plan in effect for the fiscal year in which the Executive’s Date of Termination occurs.  Notwithstanding any provision of this Section 5.02 to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to Section 5.02 of this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive), until the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” with the Company (within the meaning of such term under Code section 409A) and will be paid in a lump sum to the Executive on such date.  If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’ s estate within sixty (60) days after the date of the Executive’s death.

The payments and benefits due to the Executive under this Section 5.02 shall only be paid if the Executive executes and does not revoke a written release, substantially in the form attached hereto as Exhibit A (with such modifications at the time of the Executive’s termination as the Company’s General Counsel deems necessary or appropriate to comply with applicable law or regulation), of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement, under any plans or programs of the Company under which the Executive has accrued and is due a benefit, or as otherwise contemplated by Exhibit A) (the “Release”).  In the event the Executive fails to execute, or revokes the Release, no payments and benefits shall be provided under this Section 5.02 and the Executive shall be entitled to receive solely the Base Salary through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination; provided that the Executive’s entitlements under any other benefit plan or program, including but not limited to, accrued, unused vacation, shall be as determined thereunder, except that severance benefits shall not be payable under any plan or program.

SECTION 5.03       Termination for Good Reason or Without Cause On or Within Eighteen Months After a Change in Control.  If the Employment Period shall be terminated on or within eighteen (18) months after a Change in Control (a) by the Executive for Good Reason or (b) by the Company not for Cause and not due to the Executive’s Death or Permanent Disability, in either case subject to the Executive’s execution and non-revocation of a Release, the Executive shall be provided solely:

(i)            an amount equal to the Executive’s Base Salary payable through the Date of Termination,

(ii)           two times the sum of (A) the amount of the Executive’s Base Salary at the rate in effect prior to the Date of Termination or the date of the Change in Control (whichever is higher) and (B) the average annual bonus paid or payable to Executive under Section 4.02 hereof with respect to the three calendar years preceding the calendar year in which the Date of Termination occurs.  If the number of calendar years during which the Executive has been employed by the Company prior to the calendar year of the Date of Termination is less than three, then the foregoing average shall be based on the annual bonuses paid or payable to the Executive for the actual number of calendar years during which the Executive was employed by the Company preceding the calendar year of termination.  In addition, for purposes of the foregoing calculation only, the Executive’s bonus with respect to the 2006 calendar year shall be deemed to be $1,575,000,

(iii)          a pro rated portion of the bonus for the calendar year in which the Executive’s Date of Termination occurs, determined by multiplying the full year bonus that would otherwise have been payable to the Executive based upon the achievement of applicable performance objectives by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the year of his termination and the denominator of which is 365,

(iv)          continued health, dental and vision insurance coverage for himself and, where applicable, his spouse and dependents, on terms no less favorable than those in effect immediately prior to the Change in Control (or at the option of the Executive, as in effect on the Date of Termination), until the earlier of (A) the end of the two-year period following the Date of Termination or (B) the date on which the Executive is eligible to receive substantially comparable health, dental and/or vision coverage under a plan or plans of a subsequent employer.  The Executive shall promptly notify the Company in writing of the date the Executive is eligible to receive health, dental and/or vision coverage under the plan or plans of a subsequent employer and shall provide a written description to the Company of the health, dental and vision plans and programs provided to the Executive by such employer,

(v)           the Company shall pay to Executive an amount in cash equal to the premium cost that the Company would have paid to maintain disability and life insurance coverage for Executive and, where applicable, his spouse and dependents, under the Company’s disability and life insurance plans or programs (in each case, as in effect on the day immediately preceding the Change in Control or, at the option of Executive, on his Date of Termination) had Executive remained employed by the Company for a period equal to the lesser of (x) two years following the Date of Termination or (y) until Executive is provided by another employer with benefits substantially comparable to the benefits provided by such disability and/or life insurance plans or programs; and such payments shall be made on the first payroll date of each month commencing with the first month following Executive’s Date of Termination and each month thereafter until fully paid in accordance with this subparagraph (v).  The Executive shall promptly inform the Company in writing when he obtains other employment and shall provide a written description to the Company of the disability and life insurance plans and programs provided to Executive by such employer.  Payment under this clause (v) shall be subject to the six-month delay described below, to the extent necessary to comply with section 409A of the Code, and

(vi)          the Executive’s entitlements under any other benefit plan or program, including but not limited to, accrued, unused vacation, shall be as determined thereunder, except that severance benefits shall not be payable under any other plan or program.  In addition, promptly following any such termination, the Executive shall also be reimbursed all Reimbursable Expenses incurred by the Executive prior to such termination.

The amount described in clause (i) of this Section 5.03 will be paid in accordance with standard payroll practices of the Company; the amount described in clause (ii) of this Section 5.03 will be paid in a single lump sum within ten (10) days following the date the Employment Period terminates and the amount described in clause (iii) above will be paid at the time provided and in accordance with the applicable terms of the annual bonus plan in effect for the fiscal year in which the Executive’s Date of Termination occurs.

Notwithstanding any provision of this Section 5.03 to the contrary, if, at the time of the Executive’s termination of employment with the Company, the Company has securities which are publicly traded on an established securities market and the Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to Section 5.03 of this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive), until the first payroll date that occurs after the date that is six months following the Executive’s “separation of service” with the Company (within the meaning of such term under Code Section 409A) and will be paid in a lump sum to the Executive on such date.  If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’ s estate within sixty (60) days after the date of the Executive’s death.

In the event the Executive fails to execute, or revokes the Release, no amounts shall be payable under this Section 5.03 and the Executive shall be entitled to receive solely the Base Salary through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination; provided that the Executive’s entitlements under any other benefit plan or program, including but not limited to, accrued, unused vacation, shall be as determined thereunder, except that severance benefits shall not be payable under any plan or program.

Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in this Section 5.03, if the Executive’s employment with the Company is terminated by the Company (other than for Cause) within six months prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control.  In such event, amounts will be payable hereunder only following the Change in Control.  For the avoidance of doubt, the Executive shall not be entitled to the payments and benefits provided in Section 5.03 hereof upon any termination of his employment with the Company (a) because of his death, (b) because of his Permanent Disability, (c) by the Company for Cause, or (d) by the Executive other than for Good Reason.

SECTION 5.04       Termination Due to Death or Disability, Termination for Cause or Resignation Other Than Good Reason.  If the Employment Period shall be terminated (a) due to death or by the Company due to Permanent Disability of the Executive (subject to the requirements of applicable law), (b) by the Company for Cause, or (c) as a result of the Executive’s resignation or leaving of his employment, other than for Good Reason, the Executive shall be entitled to receive solely the Base Salary through the Date of Termination and reimbursement of all Reimbursable Expenses incurred by the Executive prior to such termination; provided that in the event the Employment Period is terminated due to death or by the Company due to Permanent Disability of the Executive, all outstanding equity awards held by the Executive as of the Date of Termination shall become fully vested and exercisable (and any performance objectives applicable to awards will be deemed satisfied as of the Date of Termination) in accordance with the terms of the Company’s 1994 Stock Option and Long-Term Incentive Plan, as amended and restated, the 2007 Equity Compensation Plan, or under any replacement or successor plan.  The Executive’s entitlements under any other benefit plan or program, including but not limited to, accrued, unused vacation, shall be as determined thereunder, except that severance benefits shall not be payable under any plan or program.

SECTION 5.05       Notice of Termination.  Any termination by the Company for Permanent Disability or Cause or without Cause or by the Executive with or without Good Reason shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

SECTION 5.06       Date of Termination.  “Date of Termination” shall mean (a) if the Employment Period is terminated as a result of a Permanent Disability, five (5) days after a Notice of Termination is given, (b) if the Employment Period is terminated for any other reason other than by the Executive for Good Reason, the latest of the date of receipt of the Notice of Termination, or the end of any applicable correction period, or (c) if the Employment Period is terminated by the Executive for Good Reason, within the time periods set forth in the definition of Good Reason under Section 1.01 and Section 5.03, as applicable.

SECTION 5.07       No Duty to Mitigate.  Except as expressly provided to the contrary therein, the Executive shall have no duty to seek new employment or other duty to mitigate following a termination of employment as described in Section 5.02 or 5.03 above, as applicable, and no compensation or benefits described in Section 5.02 or 5.03 shall be subject to reduction or offset on account of any subsequent compensation received by the Executive.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01       Nondisclosure and Nonuse of Confidential Information.  The Executive will not disclose or use at any time during or after the Employment Period any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent he reasonably believes that such disclosure or use is directly related to and appropriate in connection with the Executive’s performance of duties assigned to the Executive pursuant to this Agreement.  Under all circumstances and at all times, the Executive will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft.

ARTICLE 7

INTELLECTUAL PROPERTY

SECTION 7.01       Ownership of Intellectual Property.  In the event that the Executive as part of his activities on behalf of the Company generates, authors or contributes to any invention, design, new development, device, product, method of process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and hereby assigns all right title and interest in and to such Intellectual Property to the Company.  Any copyrightable work prepared in whole or in part by the Executive during the Employment Period will be deemed “a work made for hire” under Section 201(b) of the Copyright Act of 1976, as amended, and the Company will own all of the rights comprised in the copyright therein.  The Executive will promptly and fully disclose all Intellectual Property and will cooperate with the Company to protect the Company’s interests in and rights to such Intellectual Property (including providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of Executive’s employment hereunder).

ARTICLE 8

DELIVERY OF MATERIALS UPON TERMINATION OF EMPLOYMENT

SECTION 8.01       Delivery of Materials upon Termination of Employment.  As requested by the Company, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form or medium, of all Confidential Information or Intellectual Property in the Executive’s possession or within his control (including written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that to the best of his knowledge all such materials have been delivered to the Company.  This provision shall not prevent the Executive from retaining his personal property, including his personal information contained on any electronic device.

ARTICLE 9

NONCOMPETITION AND NONSOLICITATION

SECTION 9.01       Noncompetition.  The Executive hereby acknowledges that during his employment with the Company, the Executive has and will become familiar with trade secrets and other Confidential Information concerning the Company, its Subsidiaries and their respective predecessors, and that the Executive’s services have been and will be of special, unique and extraordinary value to the Company.  In addition, the Executive hereby agrees that at any time during the Employment Period, and for a period of one year after the Date of Termination (such one-year period referred to as the “Noncompetition Period”), the Executive will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing with the businesses of the Company or its Subsidiaries as such businesses exist or are in process or are being demonstrably planned as of the Date of Termination, within any geographical area in which, as of the Date of Termination, the Company or its Subsidiaries engage or demonstrably plan to engage in such businesses.  It will not be considered a violation of this Section 9.01 for the Executive to be a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

SECTION 9.02       Nonsolicitation.  The Executive hereby agrees that (a) during the Employment Period and for a period of one year after the Date of Termination (such one-year period referred to as the “Nonsolicitation Period”) the Executive will not, directly or indirectly through another entity, induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company or its Subsidiaries, or in any way interfere with the relationship between the Company or its Subsidiaries and any employee thereof or otherwise employ or receive the services of an individual who was an employee of the Company or its Subsidiaries at any time during such Nonsolicitation Period, except any such individual whose employment has been terminated by the Company and (b) during the Nonsolicitation Period, the Executive will not induce or attempt to induce any customer, supplier, client, broker, licensee or other business relation of the Company or its Subsidiaries to cease doing business with the Company or its Subsidiaries.

SECTION 9.03       Enforcement.  If, at the enforcement of Sections 9.01 or 9.02, a court holds that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances will be substituted for the stated duration or scope and that the court will be permitted to revise the restrictions contained in this Section 9 to cover the maximum duration and scope permitted by law.

ARTICLE 10

EQUITABLE RELIEF

SECTION 10.01     Equitable Relief.  The Executive acknowledges that (a) the covenants contained herein are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02 could cause irreparable harm to the Company for which it would have no adequate remedy at law.  Accordingly, and in addition to any remedies which the

Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01, 7.01, 8.01, 9.01 or 9.02, the Company shall have the absolute right to apply to any court of competent jurisdiction for such injunctive or other equitable relief as such court may deem necessary or appropriate in the circumstances.

ARTICLE 11

INDEMNIFICATION

SECTION 11.01     General Indemnification.  The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, damages, settlements, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith (collectively, the “Expenses”), and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, estate, executors and administrators.

SECTION 11.02     Advances of Expenses.  Expenses to be incurred by the Executive in connection with any Proceeding shall be paid by the Company in advance within thirty (30) days after receipt of written request by the Executive specifying the Expenses for which the Executive seeks an advancement but not later than December 31 of the calendar year following the calendar year in which the expenses are actually incurred, provided that the Executive has delivered to the Company a written, signed undertaking to reimburse the Company for Expenses if it is finally determined by a court of competent jurisdiction that the Executive is not entitled under this Agreement to indemnification with respect to such Expenses..

SECTION 11.03     Notice of Claim.  The Executive shall give to the Company notice of any claim made against the Executive for which indemnification will or could be sought under this Agreement, but the Executive’s failure to give such notice shall not relieve the Company of any liability the Company may have to the Executive except to the extent that the Company is prejudiced thereby.  In addition, the Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within the Executive’s power and at such time and places as are convenient for the Executive.

SECTION 11.04     Defense of Claim.  With respect to any Proceeding as to which the Executive notifies the Company of the commencement thereof:

(a)           the Company shall be entitled to participate therein at its own expense; and

(b)           except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to the Executive.  The Executive also shall have the right to employ the Executive’s own counsel in such action, suit or proceeding if the Executive reasonably concludes that failure to do so would involve a conflict of interest between the Company and the Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company, subject to the provisions herein; and

(c)           the Company shall not be liable to indemnify the Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.  The Company shall not settle any action or claim in any manner that would not include a full and unconditional release of the Executive without the Executive’s prior written consent.  Neither the Company nor the Executive will unreasonably withhold or delay their consent to any proposed settlement.

SECTION 11.05     Non-exclusivity.  The Executive’s rights conferred in this Article 11 shall not be exclusive of any other right the Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, or any agreement, vote of shareholders or disinterested directors or trustees or otherwise.

SECTION 11.06     Insurance.  The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

ARTICLE 12

EXCISE TAX

SECTION 12.01     Application of 280G.  In the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below), provided that the reduction shall be made only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction.  The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.  The Company shall reduce the Payments under this Agreement on a non-discretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive.  Where one Payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis.  Only amounts payable under this Agreement shall be reduced pursuant to this Section 12.01.  If, as a result of subsequent events or conditions, it is determined that payments have been reduced by more than the minimum amount required under this Section 12.01, then an additional payment shall be made to the Executive in an amount equal to the excess reduction within 60 days of the date on which the amount of the excess reduction is determined, but not later than December 31 of the year in which the excess reduction is determined.

All determinations to be made under this Article 12 shall be made by an independent certified public accounting firm selected by the Company immediately prior to the Change in Control (the “Accounting Firm”), which shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the Change in Control.  Any such determination by the Accounting Firm shall be binding upon the Company and the Executive.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

ARTICLE 13

MISCELLANEOUS

SECTION 13.01     Dispute Resolution.  In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in New York, New York in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties.  If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator.  The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim.  Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction.  This arbitration provision shall be specifically enforceable.  The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement.  If the Executive prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including the Company’s and Executive’s reasonable attorneys’ fees and expenses).  Otherwise, each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.  Any reimbursement that may become payable to the Executive pursuant to this Section 13.01 shall be made within thirty (30) days following the date on which it is determined that the Executive is the prevailing party and entitled to such reimbursement, but not later than December 31 of the calendar year following the calendar year in which the Executive is finally determined to be the prevailing party.

SECTION 13.02     Legal Fees.  The Company shall promptly pay up to $15,000 of the Executive’s legal fees incurred in negotiating this Agreement and other documents relating to the Executive’s employment and equity grants as contemplated hereunder.

SECTION 13.03     Remedies Cumulative; No Waiver.  No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity.  Except as otherwise expressly provided herein, including but not limited to Section 1.01 “Good Reason,” no delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

SECTION 13.04     Consent to Amendments.  The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive.  No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties.

SECTION 13.05     Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company and the Company may assign this Agreement only to a successor to all or substantially all of its assets.

SECTION 13.06     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 13.07     Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 13.08     Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 13.09     Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.  Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below,

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	Investment Technology Group, Inc.
380 Madison Avenue
New York, New York 10017
Attn: General Counsel

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 13.10     Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  The Executive shall bear all expense of, and be solely responsible for, all federal, state, local and foreign taxes due with respect to any payment received under this Agreement.

SECTION 13.11     No Third Party Beneficiary.  This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 13.12     Entire Agreement.  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

SECTION 13.13     Section 409A.  This Agreement is intended to comply with the applicable provisions of section 409A of the Code and shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon the termination of the Employment Period under this Agreement may only be made upon a “separation from service” under section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  In no event shall the Executive, directly or indirectly, designate the calendar year of payment.

SECTION 13.14     Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.  Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION 13.15     Survival.  Article 5, Sections 6.01, 7.01, 8.01 and Articles 9, 10, 11, 12 and 13 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period, and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder during the Employment Period.

SECTION 13.16     GOVERNING LAW.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE

GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 13.17     Reimbursements and In Kind Benefits.  All Reimbursable Expenses, any other reimbursements, and in kind benefits, including any third-party payments, provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement or in kind benefit is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement or payment of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/ Maureen O’Hara
Printed Name: Maureen O’Hara
Title: Chairperson of the Board of Directors

/s/ Robert C. Gasser
Robert C. Gasser
President and CEO